Exhibit 99.1

Schedule A
Consolidated Obligation Bonds Committed to be Issued by the Federal Home Loan Bank of Dallas

							Rate Type/	Next	Initial
		Settlement	Maturity	Next		Call	Rate	Call	Coupon	Par
Trade Date	CUSIP	Date	Date	Pay Date	Call Type (1)	Style (2)	Sub-Type (3)(4)	Date	Rate	Amount
12/21/2009	3133XWG78	1/14/2010	1/14/2030	7/14/2010	Optional Principal Redemption	Bermudan	Fixed/ Constant	4/14/2010	5.250%	$25,000,000
12/21/2009	3133XWG94	12/28/2009	12/28/2021	6/28/2010	Optional Principal Redemption	European	Fixed/ Step Up	12/28/2012	3.125%	$35,000,000
12/21/2009	3133XWGP8	12/30/2009	3/26/2013	3/26/2010	Non- Callable	N/A	Fixed/ Constant	N/A	1.810%	$80,000,000
12/22/2009	3133XWHB8	12/30/2009	5/30/2012	6/30/2010	Non- Callable	N/A	Fixed/ Constant	N/A	1.340%	$100,000,000
12/22/2009	3133XWH69	12/29/2009	6/29/2020	6/29/2010	Optional Principal Redemption	European	Fixed/ Step Up	6/29/2012	3.000%	$15,000,000
12/22/2009	3133XWGY9	12/24/2009	12/24/2014	6/24/2010	Optional Principal Redemption	European	Fixed/ Step Up	12/24/2012	2.250%	$25,000,000
12/22/2009	3133XWDC0	12/28/2009	5/25/2012	5/25/2010	Non- Callable	N/A	Fixed/ Constant	N/A	1.250%	$20,000,000
12/22/2009	3133XWGZ6	12/30/2009	12/30/2016	3/30/2010	Optional Principal Redemption	Bermudan	Conversion/ Capped Floater	6/30/2010	2.000%	$10,000,000

(1)    Call Type Description:

Optional Principal Redemption bonds (callable bonds) may be redeemed by the Bank in whole or in part at its discretion on predetermined call dates, according to the terms of the bond.
Scheduled Amortizing bonds repay principal based upon a predetermined amortization schedule, in accordance with the terms of the bond.

(2)    Call Style Description:

American - redeemable continuously on and after the first redemption date and until maturity.
Bermudan - redeemable on specified recurring dates on and after the first redemption date until maturity.
European - redeemable on a specific date only.
Canary - redeemable on specified recurring dates on and after the first redemption date until a specified date prior to maturity.

(3)    Rate Type Description:

Conversion bonds have coupons that convert from fixed to variable or from variable to fixed on a predetermined date, according to the terms of the bond; in some cases, the variable coupon may be subject to an interest rate cap.
Fixed bonds pay interest at constant or stepped fixed rates over the life of the bond, according to the terms of the bond.
Variable bonds pay interest at rates that reset periodically over the life of the bond based upon an index such as 1-month or 3-month LIBOR or the daily Federal Funds rate, according to the terms of the bond.

(4)    Rate Sub-Type Description:

Constant bonds pay interest at constant fixed rates over the life of the bond, according to the terms of the bond.
Step-Down bonds pay interest at decreasing fixed rates for specified intervals over the life of the bond, according to the terms of the bond.
Step-Up bonds pay interest at increasing fixed rates for specified intervals over the life of the bond, according to the terms of the bond.
Step-Up/Step-Down bonds pay interest at increasing fixed rates and then at decreasing fixed rates for specified intervals over the life of the bond, according to the terms of the bond.
Capped Floater bonds pay interest at variable rates subject to an interest rate ceiling, according to the terms of the bond.
Single Index Floater bonds pay interest at a rate that increases as an index rises and decreases as an index declines, according to the terms of the bond.